Exhibit 99.1

Press Release

SOURCE: MidCarolina Financial Corporation

Contact:	Randolph J. Cary, Jr.
President and CEO
336-538-1600

MidCarolina Financial Corporation Announces 9% Increase in Second Quarter Net Income and Increase in Total Assets of 25%

BURLINGTON, N.C., — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI- news) today reported operating results for the three-month and six-month periods ended June 30, 2004. For the second quarter of 2004, net income was $435,000, a 9% increase compared to net income of $400,000 reported for the second quarter of 2003. Diluted earnings per share increased to $0.20 for the second quarter, compared to $0.18 for the same period in 2003.

For the six-month period ended June 30, 2004, MidCarolina reported net income of $843,000, an increase of 7% compared to $791,000 reported for the same six-month period in 2003. Diluted earnings per share increased to $0.38 for the six-months of 2004, compared to $0.36 for the same six-month period in 2003.

MidCarolina reported total assets of $251.8 million at June 30, 2004, an increase of 25% compared to the $201.0 million reported at June 30, 2003. Total loans on June 30, 2004 were $197.3 million, an increase of 23%, from levels reported a year earlier. Deposit totals at the end of the quarter were $179.1 million, an increase of 15% when compared to deposit balances as of June 30, 2003.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “We are very pleased with the results for the second quarter and first six months of 2004. Because of the low interest rate environment our margins have been under pressure, however, the second quarter showed solid balance sheet growth, as evidenced by the sound growth within our loan portfolio, and our credit quality remained strong. We have converted our Guilford County loan production office into a full service branch and the results are extremely gratifying. As we look to the remainder of 2004, we are confident that we are positioned to take advantage of future opportunities as they arise.”

With total assets of $251.8 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through its four full-service banking offices and two limited-service offices located in the cities of Burlington, Graham and Greensboro, North Carolina. MidCarolina operates a mortgage origination office in Raleigh, NC. MidCarolina offers full service brokerage services through its wholly owned subsidiary MidCarolina Investments, Inc. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended June 30,		% Change
	2004 (Unaudited)	2003 (Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$2,798	$2,417	15.8%
Interest expense	992	865	14.7%
Net interest income	1,806	1,552	16.4%
Provision for loan losses	275	155	77.4%
Net interest income after provision for loan losses	1,531	1,397	9.6%
Noninterest income	1,040	932	11.6%
Noninterest expense	1,923	1,760	9.3%
Income before income tax expense	648	569	13.9%
Provision for income taxes	213	169	26.0%
Net income	435	400	8.8%

PER SHARE DATA
Earnings per share, basic	$0.21	$0.20
Earnings per share, diluted	0.20	0.18

	For the Six Months Ended June 30,		% Change
	2004 (Unaudited)	2003 (Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$5,445	$4,673	16.5%
Interest expense	1,924	1,671	15.1%
Net interest income	3,521	3,002	17.3%
Provision for loan losses	432	275	57.1%
Net interest income after provision for loan losses	3,089	2,727	13.3%
Noninterest income	1,982	1,707	16.1%
Noninterest expense	3,833	3,291	16.5%
Income before income tax expense	1,238	1,143	8.3%
Provision for income taxes	395	352	12.2%
Net income	843	791	6.6%

PER SHARE DATA
Earnings per share, basic	$0.41	$0.39
Earnings per share, diluted	0.38	0.36

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.70%	0.85%
Return on average equity	11.17%	11.90%
Net yield on earning assets (taxable equivalent)	3.12%	3.67%
Equity to assets ratio, end of period	5.89%	6.72%
Allowance for loan losses as a percentage of total loans, end of period	1.47%	1.46%
Non-performing assets to total assets, end of period	0.21%	0.27%
Ratio of net charge-offs to average loans outstanding	0.02%	0.03%

	As of June 30,		% Change
	2004 (Unaudited)	2003 (Unaudited)
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$197,272	$160,064	23.3%
Allowance for loan losses	2,898	2,342	23.7%
Loans, net of allowance for loan losses	194,374	157,722	23.2%
Securities, available for sale	26,556	7,979	232.8%
Securities, held to maturity	250	250	0.0%
Total Assets	251,832	201,028	25.3%

Deposits:
Noninterest-bearing deposits	22,231	24,273	-8.4%
Interest-bearing demand and savings	56,612	37,252	52.0%
CD’s and other time deposits	100,186	93,659	7.0%
Borrowed Funds	48,500	26,500	83.0%
Trust Preferred Securities	8,500	5,000	70.0%
Total interest-bearing liabilities	213,798	162,411	31.6%
Shareholders’ Equity	14,840	13,810	7.5%